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                                                                    EXHIBIT 10.6

                       THE INVESTOR RELATIONS GROUP, INC.

                               LETTER OF AGREEMENT
                              Date: January 2, 2002

Section 1. Services to be Rendered. The purpose of this letter (the "Agreement")
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is to set forth the terms and conditions on which The Investor Relations Group,
Inc. (IRG) agrees to provide One Voice Technologies, Inc. (the "Company") investor relations services. These services may include, but are not limited to: overall management of the corporate communications program; designing a corporate fact sheet that can readily be mass produced for distribution to brokers, analysts, and other industry personnel; securing one-on-one and group appointments with industry professionals for presentations by, for, and about Company management; targeted mailings; assistance with compiling promotional materials; writing and editing news releases; advice on packaging the Company story; and, daily update reports.

Section 2. Fees. The Company shall pay to IRG for its services hereunder
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including investor relations and public relations services a fee of US $8,000 per month beginning January 2, 2002. Additionally, for this Agreement, the Company agrees to deliver to IRG 150,000 warrants, priced at US $0.69 (the current market price) per share with a five-year expiration. Such warrants shall be granted and delivered no later than five (5) business days after the execution of this Agreement and shall vest upon signing. The Company agrees to fully register resale of the all of the above mentioned shares in conjunction with the first appropriate registration executed. All shares and warrants shall be issued in the name of Dian Griesel and shall be assignable to other IRG employees.

     Fees are payable on or before the 1st day after the beginning of each month which occurs during the Term of this Agreement. Unless other arrangements have been made, lack of payment for services rendered by the 15/th/ of the month will be considered default of this Agreement, and IRG shall be entitled to cease all services on behalf of the Company until such time complete restitution is made and IRG will be entitled to immediately collect the entire remaining balance due under the terms of this Agreement.

     In the event, IRG is asked to serve as "finder" for a private placement, bridge loan, or secondary or assists the Company in obtaining any other form of private financing, IRG shall be entitled to additional compensation which shall be calculated pursuant to the standard industry Lehman 5,4,3,2,1 formula.

     The Lehman formula shall be defined to mean that IRG shall receive five percent (5%) of the first million dollars raised; four percent (4%) of the second million dollars raised; three percent (3%) of the third million dollars raised; two percent (2%) of the fourth million dollars raised; and one percent (1%) of each subsequent million dollars raised.

Section 3. Expenses. In addition to all other fees payable to IRG hereunder, the
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Company hereby agrees to reimburse IRG for all reasonable out-of-pocket expenses incurred in connection with the performance of services hereunder. These out-of-pocket expenses shall include, but are not limited to: telephone, photocopying, postage, messenger service, clipping service, maintaining mailing lists, information retrieval service, wire services, monitoring advisory service, all production costs for press releases including paper, envelopes, folding, insertion and delivery to the post office, all reasonable travel and entertainment expenses, and all reasonable meeting expenses including rental of audio/visual equipment. No individual expenses over US $500 will be expended without first notifying the Company. The Company agrees to remit upon the signing of this Agreement a check for US $3,500 to be placed on deposit with IRG and credited to the Company against expenses incurred, on a permanent basis, throughout the program. From time to time, the Company will replenish the expense account as necessary to maintain a balance of US $3,500. The balance of said deposit is fully refundable should the program terminate. A running invoice will be maintained of all expenses incurred and will be submitted to the Company each month.

Section 4. Indemnification. The Company and IRG agree to defend, indemnify and
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hold each other, their affiliates, stockholders, directors officers, agents, employees, successors and assigns (each an "Indemnified

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Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys' fees) arising solely form the Company's or IRG's breach of their obligations, warranties and representations under this Agreement. It is recognized and agreed by IRG and the Company that neither party shall have any liability hereunder to any Indemnified Person arising from the other party's intentional negligence or willful misconduct. It is further agreed that the foregoing indemnity shall be in addition to any rights that either party may have at common law or otherwise, including, but not limited to, any right to contribution.

Section 5. Term of Agreement and Guarantee of Satisfaction. (a) The term
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("Term") of this Agreement is for a period of twelve (12) months beginning
January 2, 2002 and may be extended upon written consent of both parties. (b) The Company may terminate this Agreement at any time with or without cause. Any fees accrued to IRG prior to cancellation will be payable immediately. (c) IRG may terminate this Agreement at any time with or without cause. The obligations of the Company under Sections 4 and 6 shall survive termination or breach of this Agreement, with or without cause, by either party.

Section 6. Severability. In case any provision of this Agreement shall be
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invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 7. Consent to Jurisdiction. This Agreement shall be governed and
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construed in accordance with the laws of the State of New York, and the parties hereby consent to the exclusive jurisdiction of the State and Federal Courts, located within the City, County and State of New York to resolve any disputes arising under this Agreement.

Section 8. Other Services. If the Company desires additional services not
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included in this Agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

     Please evidence your acceptance of the provisions of this letter by signing the copy of this letter enclosed herewith and returning it to The Investor Relations Group Inc., 50 Pine Street, 6th Floor, New York, NY 10005, Attention:
Dian Griesel, Ph.D., President & CEO.

                                Very truly yours,


                       ____________________________________________
                                Dian Griesel
                                Founder & President
                                The Investor Relations Group, Inc.

ACCEPTED AND AGREED
AS OF THE DATE FIRST ABOVE WRITTEN:

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Dean Weber, CEO
One Voice Technologies, Inc.